SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 29, 2005

Blue Wireless & Data, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26235	54-1921580
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 401
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 744-0353
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) (1) Blue Wireless & Data, Inc. (the “Company”) is filing this Current Report on Form 8-K to announce changes to its management team.  Effective April 29, 2005, Mr. Dennis McLaughlin resigned as CEO of the Company.  Mr. Kit Chambers succeeds Mr. McLaughlin as CEO.  Additionally, Mr. John Mills was named Chief Technology Officer, and no longer holds the position of Chief Operating Officer.

(c) (2) Current Officers and Directors of the Company

Name	Age	Position	Dates Served
Dennis G. McLaughlin, III	39	Director	July 5, 2004 to date.
Christopher Chambers	40	Director, Chief Executive Officer, Secretary	July 12, 2004 to date.
John Mills	47	Director, Chief Technology Officer	July 21, 2004 to date.
Bill Slay	54	Director	May 15, 2004 to date.
John Diebold	50	Director	December 6, 2003 to date.

Below is information on the Company’s current Directors.

Mr. McLaughlin is CEO and Chairman of Apollo Resources International, Inc. (a publicly traded company, formerly Powerball International) and has served as such since October of 2004.  He also has served as CEO and Chairman of Blue Wireless and Data, Inc. (a publicly traded company) since June of 2004.  Prior to these positions, he served as CEO and Co-Chairman of Ocean Resources, Inc. (a publicly traded company) from September, 2003 to January of 2005.  Mr. McLaughlin founded MAC Partners, LP in January 2002.  Prior to that he founded Aurion Technologies, LLC in 1998 and served as CEO and was a Director through 2001.  He founded Aurora Natural Gas, LLC in 1993 and served as CEO through 2001.  Prior to starting his own companies, he worked as a Manager of Marketing & Transportation for Highland Energy from 1991 to 1993, and before this worked as a gas marketing representative for Clinton Natural Gas from 1990 to 1991.  Mr. McLaughlin received a Bachelor of Economics degree from the University of Oklahoma in 1992.

Mr. Christopher (Kit) Chambers is Vice President and Secretary of Apollo Resources International, Inc., (a publicly traded company).  He has served as Corporate Secretary and on the Board of Directors for Blue Wireless & Data, Inc. since July of 2004.  He served as Chief Operating Officer and Corporate Secretary for Ocean Resources, Inc. (a publicly traded company) from October 2003 to January 2005.  Prior to these activities he co-founded MAC Partners, LP, a technology merchant bank, in January 2002.  From January 1999 to December 2001 he was employed by Aurion Technologies, LLC as Vice President of Operations, then Vice President of Sales Engineering.  From March 1994 to December 1998 Mr. Chambers was Vice President of Software Development for Aurora Natural Gas, LP.  From January 1998 to February 2004 he worked as an independent consultant in the film/video industry in Dallas, TX.  Mr. Chambers received a B.A. from the University of Oklahoma in 1989.

Mr. John W. Mills, III has over 24 years of experience in the telecommunications and data communication fields. Prior to joining the Company Mr. Mills managed and operated Outback Telecom LLC, which has since been acquired by the Company as part of the Blue Ocean Wireless, Inc. acquisition in June 2004. Prior to forming Outback Telecom LLC, Mr. Mills was the Chief Technical Officer at

Velocitel, Inc. where he was responsible for all aspects of engineering, R&D and IT groups. Mr. Mills was also the Vice President and co-founder of airBrand Communications where he was responsible for the technology section, network design and deployment of a nationwide unlicensed broadband network. He successfully set up local operations for the corporate offices in Dallas, Texas, authored the technology and network sections of the business plan, and built the initial system. Mr. Mills successfully engaged Cisco as a prime vendor for airBrand. Prior to airBrand, Mr. Mills was regional Vice President for the Central Region of NextWave. Mr. Mills’ responsibilities included engineering, real estate, construction and project management and site acquisition. In addition, Mr. Mills participated in the negotiation of contracts for the build-out of NextWave’s Central Region. Mr. Mills has extensive experience in the areas of design, development, deployment and management of CMDA and GSM systems. Before NextWave, Mr. Mills was Product Manager at Motorola between 1992 and 1995. In this role, he was responsible for product definition and the introduction of CMDA products and High density analog products. Prior to Motorola, Mr. Mills was Manager of Network Projects at Pacific Telesis (PacTel) where he was responsible for developing strategic relationships with QUALCOMM and leading cellular infrastructure and handset manufacturers. Mr. Mills developed engineering guidelines for CDMA networks and contributed to the design and definition of the CMDA IS-95A specification. Mr. Mills received a B.S. degree in Business Administration and an M.B.A. in Operations Management from California Coast University. Mr. Mills is also a Marine Corps Captain, having risen from the rank of Private.

Mr. John Diebold currently serves as President and Secretary of Horton, Inc. since his promotion in 1997. Mr. Diebold has served 23 years with Horton, Inc. where he has been responsible for daily operations of the company since 1982. Under his leadership Horton, Inc, has experienced a 145% increase in sales with incremental profitability. Previous to being promoted to President and Secretary Mr. Diebold served as Vice President of Sales where he was instrumental in increasing sales and managing the company to profitability.

Mr. William Slay is a Real Estate Property Manager and investor. Mr. Slay became associated with the Company, in January 2004, through his role as Vice President of Operations of Bold Communications, a company since merged into the Company, where he focused on the reduction of operating expenses, implementation of process improvement and improvements in customer service. Previously Mr. Slay served 15 years with LSG Sky Chefs as Director of Corporate Communications until his early retirement election in 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Wireless & Data, Inc.
(Registrant)

Date:	May 3, 2005	By:	/s/ Kit Chambers
Kit Chambers,
Chief Executive Officer